Exhibit 10.9

STRICTLY CONFIDENTIAL

AMENDMENT N°3 TO PHARMACEUTICAL DEVELOPMENT AGREEMENT*

BETWEEN

BEAUFOUR IPSEN INDUSTRIE S.A.S., a French corporation incorporated under the laws of France, located at rue d’Ethe Virton, 28100, France, duly represented by Jean-Pierre Dubuc, President,

hereinafter referred to as “Ipsen”, on the one hand,

AND

RADIUS HEALTH Inc., a United-States corporation incorporated under the laws of the State of Delaware, United Sates, with its principal office at 300 Technology Square-5th Floor, Cambridge, MA, USA and formerly known as Nuvios, Inc., duly represented by Richard Lyttle, Chief Executive Officer, hereinafter referred to as “Radius”, on the other hand.

WHEREAS

A.                                   Ipsen and Radius are parties to that certain License Agreement dated September 27, 2005 (the “License Agreement”).

B.                                     Within the framework of the License Agreement, Ipsen and Radius have entered into a pharmaceutical development agreement to develop a multidose injection for BIM 44058 dated as of January 2, 2006 (the “Pharmaceutical Development Agreement”) pursuant to which Ipsen performs certain research and development tasks and activities in view of developing a new formulation of Licensed Compound and/or Licensed Product.

C.                                     Ipsen and Radius have decided to further extend the duration and the scope of the Work Plan and to provide for the consideration relating to such an extension under an amendment to the Pharmaceutical Development Agreement ( “Amendment n°1”).

D.                                    Radius has requested, and Ipsen had agreed to manufacture some further stability batches and therefore to further extend the duration and the scope of the Work Plan under a second amendment to the Pharmaceutical Development Agreement (“Amendment n°2”).

E.                                      The manufacture of Phase III clinical batches under the Second Extended Work Plan as identified in paragraphs 2, 4, 5 of Appendix A of Amendment n°2 was not commenced by Ipsen with authorization in writing by a Radius representative prior to the effective date of this Amendment n°3. However, the stability batches and related stability testing activities (the “Reduced Second

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Extended Work Plan”) as identified in paragraphs 1 and 3 of Appendix A of Amendment n°2 were completed or are ongoing pursuant to the terms of Amendment n°2. Accordingly, Amendment n°2 shall remain in full force and in effect until complete performance of the Reduced Second Extended Work Plan or termination of the Pharmaceutical Development Agreement in accordance with its terms.

F.                                      Radius has requested, and Ipsen had agreed to manufacture Phase III batches and to upgrade analytical methods to NDA filing levels for purity/impurities testing to meet full ICH requirements and therefore to further extend the duration and the scope of the Work Plan under a third amendment to the Pharmaceutical Development Agreement (this “Amendment n°3”).

NOW, THEREFORE, in consideration of the premises and the performance of the covenants herein contained, IT IS AGREED AS FOLLOWS:

1.              In this Amendment n°3, unless otherwise expressly provided herein, the capitalized words and phrases shall have the same meaning as in the Pharmaceutical Development Agreement and in Amendment n°1 and Amendment n°2 .

2.              The Work Plan is amended so as to include the work described in Appendix A to this Amendment n°3 (the “Third Extended Work Plan”). For clarity, all references to the Work Plan in the Pharmaceutical Development Agreement shall be deemed to include all work described in the Extended Work Plan, the Reduced Second Extended Work Plan as well as the work described in the Original Work Plan. Should Radius wish Ipsen to perform any other work in addition to the activities described in the Third Extended Work Plan, Radius and Ipsen shall enter into a new agreement or amendment.

3.              Timelines described in Appendix A are subject to the execution by Ipsen of an amendment to its existing agreement with Vetter.

4.              Activities related to the manufacture of additional Phase III clinical batches by Vetter and tested by Ipsen in 2011 or 2012 and any batch Scale Up Plans in the Third Extended Work Plan as identified in paragraphs 2 and 4 of Appendix A shall not be commenced by Ipsen unless authorized in writing by Nick Harvey, Chief Financial Officer of Radius or other representative designated in writing by Radius.

5.              Payments:

(a)          Subject to any modification of the budget included in the Third Extended Work Plan to be prior agreed in writing by the parties by Mike Dey, Vice-President, Pharmaceutical Development for Ipsen and by Nick Harvey, Chief Financial

Officer to Radius or by any other representative designated by the relevant Party, the total amount to be paid by Radius to Ipsen in connection with the research activities and tasks pursuant to the Third Extended Work Plan and this Amendment n°3 shall be as specified in the here attached Appendix A. Such total amount includes all costs in connection with such research activities, including costs of materials, supplies, services, personnel, subcontractors and overhead, regardless of whether such research activities are performed by Ipsen or by a subcontractor or both. The budget included in the Third Extended Work Plan as described in Appendix A to this Amendment n°3 shows the breakdown by calendar quarter of such total amounts in Euros.

(b)         Ipsen shall invoice Radius no later than thirty (30) days after the end of each calendar quarter for the amount corresponding to actual FTE time spent as per timesheets incurred plus actual external cost bills received and approved by Ipsen during the elapsed quarter, as shall in each case be reported in reasonable detail on the invoice annex. Radius shall make payment of each invoice within thirty (30) days after receipt thereof in Euros.

(c)          Without the prior written consent of Radius, in no event shall Ipsen invoice Radius for an amount due in respect of any calendar year that is greater than the amount budgeted for such calendar year in the Third Extended Work Plan plus the ten percent (10%) limit defined in article 4(d) of this Amendment n°3. In addition, and notwithstanding anything expressed or implied in this Amendment n°3 to the contrary (including without limitation, the Third Extended Work Plan), in no event shall Radius have any obligation to make payments to Ipsen pursuant to this Amendment n°3 for any work done by Ipsen at any time after December 31, 2014 unless Radius shall have authorized in writing any such work.

Radius shall pay for all work in respect of which Ipsen has entered into legally binding commitments with subcontractors and which occurs before December 31, 2014, that may not be cancelled by Ipsen without incurring penalties, provided that all of such work is within the framework of the Third Extended Work Plan and the cost of such work is within the budget included in the Third Extended Work Plan.

The remaining samples from stability studies will be made available for Radius to ship to Radius nominated contract laboratory by December 31, 2014. Should Radius request in writing that Ipsen conduct work on Radius behalf, Ipsen will be under no obligation to conduct such work.

(d)         Should external costs incurred by Ipsen in relation to the performance of the activities described in the Third Extended Work Plan be more than as specified in Appendix A hereby attached for such activities, Radius shall reimburse Ipsen such additional costs up to a maximum of ten percent (10%) of the relevant annual amount described in Appendix A for the performance of the specific tasks that resulted in such additional costs. In addition, should internal costs incurred by Ipsen in relation to performance of the Third Extended Work Plan be more than as specified in Appendix A due to an increase in the number of FTE’s required (but not the cost per FTE), Radius shall reimburse Ipsen such additional costs up to a maximum of ten percent (10%) of the relevant annual amount described in Appendix A for the performance of the specific tasks that resulted in such additional costs.  In either case, any reimbursement of costs in excess of such percentage will have to be prior agreed by Radius and, in the absence of any such prior agreement by Radius, shall be the responsibility of Ipsen. Ipsen shall use all reasonable efforts to avoid any such cost overruns.

6.              This Amendment n°3 shall enter into force retroactively upon its signature and shall remain in full force and in effect until complete performance of the Third Extended Work Plan or termination of the Pharmaceutical Development Agreement in accordance with its terms.

7.              All other terms and conditions of the Pharmaceutical Development Agreement shall remain in full force and effect and shall apply to this Amendment n°3 which is made part of the Pharmaceutical Development Agreement.

8.              This Amendment n°3 shall be governed by, interpreted and construed in accordance with the laws of the State of New York, U.S.A., without regard to the conflicts of law principles, and shall not be governed by the United Nations Conventions of International Contracts on the Sale of Goods (the Vienna Convention).

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment n°2 to be duly executed by their respective duly authorized representatives:

Date: June 13, 2010	Date: June 16, 2010

SIGNED by B.N. Harvey	SIGNED by Jean-Pierre Dubuc
/s/ B.N. Harvey	/s/ Jean-Pierre Dubuc

on behalf of	as President of
RADIUS HEALTH Inc.	BEAUFOUR IPSEN INDUSTRIE S.A.S.

APPENDIX  A

Updated CMC Activities for BA058

Phase III Supply

28th May 2010

1 Manufacture of Clinical Batches 1.5 ml Cartridges

•                  Manufacturing of 6 Clinical Batches by Vetter and Tested by Ipsen

•                  Gives nominally 5,000 each, placebo and 2mg/ml cartridges

•                  from 3 x approximately 5,000 cartridge lots of placebo

•                  from 3 x approximately 5,000 cartridge lots BA 058 2mg/ml

•                  based on removal of required

•                  QC and retention (300 units) from each lot

•                  full ICH stability samples (1,000 units) on one lot

•                  to provide at least 11,600 cartridges for clinical use,

•                  from 3 x 4,500 cartridges per lot post filling and inspection

•                  less 300 x 3 for QC + 1,000 for stability = 1,600 cartridges

•                  Manufacturing dates agreed with Vetter for active/placebo batches made in three campaigns in 2010, weeks 30-34, 37-38 and 41-42.

•                  Cartridges despatch to Radius nominated CRO is planned :

•                  1 batch active and placebo despatched by end October

•                  1 batch active and placebo despatched by end November

•                  1 batch active and placebo despatched by end December

•                  Requiring re-supply in 2Q 2011, for 1,200 patients recruited at 200-500 per month, over Nov 2010 to Jan 2011.  Slower recruitment e.g. over 6 months would mean re-supply in 3Q 2011.

•                  Assumes

•                  Purchase Order for €[*] k for 6 lots approved by end May 2010

•                  API received by Vetter with C of A by end Jun 2010, with full release for use in Ph III documented by Radius

•                  Crimp Caps delivered to Vetter with C of A by mid July 2010

•                  6 weeks post manufacture release by Vetter QA department

•                  Costs for Manufacture of 6 lots by Vetter      € [*] k

•                  From € [*] /lot, € [*] project management and € [*] microbiological validation costs

2 Testing, Release and Stability Testing of Phase III Lots

Supply assumptions above include 11,600 cartridges (active and placebo] from which samples are assumed to be removed for full ICH stability on one lot.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

• Upgrade analytical methods for assay/purity to meet ICH requirements, for testing of Ph III supplies:	FTE Costs	€ 185 k
	External	€ 15 k

• Testing of 6 phase III batches in 2010:		€ 210 k

• Full ICH stability study (3-months) on one 2mg/mL lot with upgraded methods:	FTE cost	€ 137 k
	External	€ 8 k

• Project management activities at Ipsen:		€ 100 k

• IND update :		€ 110 k

Phasing of costs is shown below.

Costs €000s	FTE Cost	External	FTE Cost	External	FTE Cost	External	FTE Cost	External	FTE Cost	External	FTE Cost	External
Make and test Ph III Lots 3 x2mg/ml and 3 x Placebo	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Full ICH Stability on one 2010 Lot	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Analytical Methods Upgrade	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
IND Update	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Project Management activities	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Make and test Ph III Lots 1 x 2mg/ml and 1 x Placebo 2011	[*]	[*]			[*]	[*]
Full ICH Stability on one 2011 Lot	[*]	[*]			[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Make and test Ph III Lots 1 x 2mg/ml and 1 x Placebo 2012	[*]	[*]					[*]	[*]
Full ICH Stability on one 2011 Lot	[*]	[*]					[*]	[*]	[*]	[*]	[*]	[*]
SUBTOTAL	1216	750	542	432	211	149	234	157	107	4	99	6
GRAND TOTAL	1966		974		360		391		111		105

Costs based on € [*]k per FTE

3 API needed for Manufacture and Stability Testing

Based on 3 x 5000 cartridge lots, each requiring 22g API, gives 66g pure peptide weight, for manufacture of lots in 2010.  Method upgrades would require 2g peptide.

Reference Standard from Lonza sourced API will be required to QC test and stability test product.  Depending on how supplied, the quantities would vary from 2g bulk or e.g. 250 vials of 1mg.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

4. Scale Up Plans

The process currently proven has a maximum batch size of ~500 cartridges.  To scale-up process, dedicated compounding vessel/equipment will be required.  Two facilities/filling scales are available for future development with approximately 40-50,000 maximum and 100,000 cartridges.

Based on initial annual requirements of 100,000 rising over [*] years to 1,000,000 cartridges per year, a batch size of 25,000 to ~ 50,000 would allow a step in scale of within [*]-[*]x, and [*]-[*] lots per year.  Batch size of 5,000 cartridges requires [*]g peptide, so increasing to 40,000 or 100,000 would require either ~[*]g or ~ [*]g of pure peptide.

Once Radius estimated volumes and preferences were confirmed (assumed by end May 10), Vetter plan for scale-up would be developed for Radius agreement (assumed Sep 10) for implementation in 2011, or later.

This option would allow a single scaled up lot made in 2011 to re-supply the entire remaining Ph III program in 2011, with an assumed 24m expiry.  As stability data confirms good stability of the product, this expiry date could also be extended.  This option would also provide for one additional full ICH stability study to be conducted.

As three lots would be required, a second lot would need to be manufactured.  The plan assumes this in 2012, which would then provide less  storage time data.  Alternatively, by making two lots in 2011, and stability studies on both, longer term data on all three lots would be provided, with additional spend in 2011 of ~ €270k.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.